Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

C. Lynn Gable

The Bank of Georgia

Senior Vice President and CFO

(770) 631-9488

GEORGIA BANCSHARES, INC.

REPORTS FIRST QUARTER RESULTS

PEACHTREE CITY, GA, April 22, 2005 – Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced net income for the first quarter ended March 31, 2005 of $621,486, or $.21 per share.  Comparable earnings for the quarter ended March 31, 2004 were $386,859, or $.13 per share.  Total assets were $264,236,899 at March 31, 2005 as compared to $221,237,535 at March 31, 2004.  For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia.  The Bank of Georgia opened for business in February 2000, and has seven locations in Peachtree City, Fayetteville, Newnan, Sharpsburg, Tyrone and Fairburn, Georgia.  A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards.  For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent our judgment as of the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Georgia Bancshares, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$8,333,795	$4,631,303
Interest-bearing deposits in other banks	121,426	5,115,984
Federal funds sold	5,977,000	0
Cash and cash equivalents	14,432,221	9,747,287
Investments securities:
Securities available-for-sale	33,731,879	35,039,356
Other investments	1,637,241	1,540,466
	35,369,120	36,579,822

Loans net of allowance for loan losses of $2,745,571 and $2,654,334 respectively	200,240,718	189,640,547

Accrued interest receivable	1,775,785	1,612,109
Premises and equipment, net	6,211,994	6,212,760
Bank owned life insurance	4,760,106	4,715,027
Other assets	1,446,955	1,042,499
Total assets	$264,236,899	$249,550,051

Liabilities:
Deposits:
Noninterest-bearing	$31,198,827	$22,666,896
NOW	33,479,383	29,139,505
Savings	22,958,031	29,340,650
Time deposits $100,000 and over	83,236,509	78,243,539
Other time deposits	62,824,825	52,867,428
Total deposits	233,697,575	212,258,018

Securities sold under agreements to repurchase	816,185	529,358
Federal funds purchased	0	5,500,000
Federal Home Loan Bank advances	0	2,000,000
Junior subordinated debentures	6,702,000	6,702,000
Accrued interest payable and other liabilities	1,447,391	1,454,492
Total liabilities	242,663,151	228,443,868

Shareholders’ Equity
Common stock; no par value, 10,000,000 shares authorized; 2,972,813 shares issued and outstanding	17,217,471	17,217,471
Retained earnings	4,482,959	3,861,473
Accumulated other comprehensive income (loss)	(126,682)	27,239
Total shareholders’ equity	21,573,748	21,106,183
Total liabilities and shareholders’ equity	$264,236,899	$249,550,051

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2005	2004
Interest income:
Interest and fees on loans	$3,624,900	$2,735,110
Interest and dividends on investments	325,232	311,912
Interest on federal funds sold and other interest income	132	17,085

Total interest income	3,950,264	3,064,107

Interest expense:
Interest on deposits	1,148,779	1,016,208
Interest on securities sold under agreements to repurchase	1,370	1,318
Interest on other borrowed funds	151,289	10,829
Total interest expense	1,301,438	1,028,355

Net interest income	2,648,826	2,035,752

Provision for loan losses	96,600	80,000

Net interest income after provision for loan losses	2,552,226	1,955,752

Other income:
Service charges on deposit accounts	71,070	79,339
Gains (losses) on sale of other assets	599	(4,678)
Gains (losses) on sales of securities available-for-sale	0	1,074
Other operating income	205,800	30,070
Total other income	277,469	105,805

Other expense:
Salaries and employee benefits	1,202,069	879,293
Occupancy and equipment expense	210,383	164,005
Data processing	156,312	149,682
Other operating expenses	336,445	271,718
Total other expense	1,905,209	1,464,698

Income before income taxes	924,486	596,859
Income tax expense	303,000	210,000

Net income	$621,486	$386,859

Basic earnings per share	$0.21	$0.13